EXHIBIT 10.23

SEPARATION AGREEMENT AND GENERAL RELEASE

This confirms the following understandings and agreements between Omnicom Management Inc. (the “Company”) and Randall J. Weisenburger (hereinafter referred to as “you” or “your”).

1.    (a)    You acknowledge that you tendered your resignation as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (“Omnicom”) on September 22, 2014 (see attached copy of your resignation letter) (the “Resignation Date”). The effective date of your termination from employment with the Company shall be December 31, 2014 (the “Termination Date”).

(b)    You agree that you have resigned from all offices and directorships, if any, held with the Company or any of its affiliates, effective as of the Termination Date. In addition, at the Company’s request, you agree that you shall execute such documents as the Company determines are necessary or desirable to effectuate such resignations.

(c)    You shall continue to be paid a salary through the Termination Date; provided, however, effective November 16, 2014, your base salary shall be reduced to $4,000 per full calendar month. You shall no longer be entitled to accrue vacation days under the Company’s vacation policy and you shall not be entitled to receive payment for any accrued but unused vacation days.

(d)    Except as otherwise specifically set forth in this Separation Agreement and General Release (hereinafter also referred to as the “Agreement”), after the Termination Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company. You specifically acknowledge that you will not be eligible for and shall not receive a bonus with respect to calendar year 2014.

2.    (a)    You acknowledge that the consideration paid to you by the Company pursuant to this Agreement is sufficient consideration for entering into this Agreement.

(b)    Your health coverage under the Omnicom group health plan will terminate on December 31, 2014. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You are eligible to participate in the Omnicom Executive Retiree Health plan subject to the terms, conditions and limitations of such plan.
3.    (a)    As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)    For and in consideration of the Company’s agreements described in paragraphs 1 and 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective the Effective Date (as defined in Section 12 below), do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against the Company and the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment, your resignation or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference or any other protected characteristic. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Sarbanes-Oxley Act, the New York State Human Rights Law, the New York City Administrative Code, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.
(c)    You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.

(d)    You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any lawsuits and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your resignation and the termination of your employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, you hereby waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves any allegations and facts that you could have raised against any member of the Group as of the date hereof.
4.    You are specifically agreeing to the terms of this release because the Company has agreed to provide you benefits to which you were not otherwise entitled, and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide these benefits because of your agreement to accept them in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement.
5.    Notwithstanding any other provision of this Agreement, you will retain any rights that you have to vested benefits under the Omnicom Group Retirement Savings Plan and the Omnicom Restricted Stock and Restricted Stock Unit Deferred Compensation Plan.
6.    Upon your Termination Date, or at any other date requested by the Company, you agree to return to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and that you will not retain any copies, duplicates, reproductions or excerpts thereof. Notwithstanding the above, the Company agrees to allow you to keep the smartphones and tablets provided to you (e.g., iPhone 5s; iPad; and Microsoft Surface Pro Tablet (the “Devices”); provided, that, a Company representative will arrange a mutually agreeable time and place to re-set the Devices to the factory settings and delete all information on the Devices prior to the service on each device being discontinued. If you would like to port your cell phone number(s), please let Robert Cohen know no later than December 1st.
7.    (a)    Nothing in this Agreement affects your rights and obligations under the Omnicom Group Inc. Senior Executive Restrictive Covenant and Retention Plan, as amended (the “Retention Plan”), and the related Senior Executive Restrictive Covenant and Retention Plan Award Agreement (the “Retention Agreement”), which Retention Plan and Retention Agreement remain in full force and effect. For purposes of clarification, your first payment pursuant to the Retention Agreement shall be made on or about July 1, 2015.
(b)    Nothing in this Agreement affects your rights and obligations under any Omnicom Group Inc. Incentive Award Plan Performance Restricted Stock Unit Agreement pursuant to which you were granted Performance Restricted Stock Units by Omnicom (the “PRSU Agreements”). For the avoidance of doubt, you and the Company agree that your outstanding performance restricted stock units (the “PRSUs”) previously granted to you by Omnicom pursuant to the Amended and Restated 2007 Incentive Award Plan and the 2014 Incentive Award Plan shall be treated as follows:
    (i)    On the Termination Date, you shall immediately forfeit the remaining 19,644 PRSUs under the Performance Restricted Stock Unit Agreement with a grant date of April 8, 2011.
(ii)    With respect to the PRSUs granted under the Performance Restricted Stock Unit Agreement with a grant date of April 4, 2012, the number of the PRSUs granted under such agreement that ultimately vest will be determined by the terms thereof, including the performance provisions.
(iii)    On the Termination Date, you shall immediately forfeit 20,754 PRSUs under the Performance Restricted Stock Unit Agreement with a grant date of March 6, 2013, and the number of the remaining PRSUs granted under such agreement that ultimately vest will be determined by the terms thereof, including the performance provisions.
(iv)    On the Termination Date, you shall immediately forfeit 41,357 PRSUs under the Performance Restricted Stock Unit Agreement with a grant date of April 8, 2014, and the number of the remaining PRSUs granted under such agreement that ultimately vest will be determined by the terms thereof, including the performance provisions.

(c)    Nothing in this Agreement affects your rights to indemnification under the Indemnification Agreement made as of July 26, 2007 between you and Omnicom, the Company’s Bylaws or pursuant to the applicable provisions of the Business Corporation Law of the State of New York.
8.    You agree that you will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any member of the Group with respect to such person’s employment with the Company or its affiliates; provided, however, that nothing in this Agreement shall prohibit you from cooperating with a current or former employee who has filed a charge of discrimination with the EEOC. You will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment with the Company.
9.    Until such date as this Agreement is publicly filed, you agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to the terms hereof except as required by law or with your accountant or attorney, or members of your immediate family.
10.    You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group.
11.    The Company shall be entitled to have the provisions of paragraphs 6, 9 and 10 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement or any other agreement between you and any member of the Group, including but not limited to commencing, joining in or in any other manner attempting to assert any claim released herein, in addition to any other legal or equitable remedy the Company may have, you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph 11 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in paragraph 3 hereof. You further agree that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.
12.    You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. Such consideration period shall not be extended by any changes that the parties agree to make to this Agreement, whether material or immaterial. You shall have the right to revoke this Agreement for a period of seven (7) days following your execution of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”).
13.    In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
14.    Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
15.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.    The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof. The parties acknowledge that exclusive jurisdiction for any dispute shall be in the state and federal courts located in New York, NY.
17.    All payments made to you under this Agreement will be subject to applicable withholding taxes.
18.    The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral with the exception of the Retention Agreement and the PRSU Agreements, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Omnicom Management Inc.

By:	/s/ MICHAEL J. O'BRIEN

Title:	General Counsel and Secretary
Date:	November 19, 2014

Randall J. Weisenburger

/s/ RANDALL J. WEISENBURGER

.